Exhibit 5.1

                              August 19, 1996



Cyclo3pss Corporation
3646 West 2100 South
Salt Lake City, Utah 84120

            Re:  Opinion Letter

Gentlemen:

    You have requested our opinion as counsel for Cyclo3pss Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of up to 300,000 shares issuable to John Sloan under the terms of a Consulting Agreement. You have informed us that such shares will not be issued for capital raising services and under the terms of Form S-8, the Company is entitled to register such shares on such Form.

    We have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission or about August 20, 1996 (the "Registration Statement"). We further have examined the Amended and Restated Certificate of Incorporation of the Company as certified by the Secretary of State of the State of Delaware, the Bylaws and the minute books of the Company as a basis for the opinion hereafter expressed.

    Based on the foregoing examination, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of Common Stock covered by the Registration Statement will be legally issued, fully paid and nonassessable.

    We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Sincerely,

                                       COHNE, RAPPAPORT & SEGAL, P.C.

                                       /s/ Cohne, Rappaport & Segal
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